Exhibit 10.1

ARROWHEAD RESEARCH CORPORATION

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of the last date written below by Joseph (Ted) Kingsley (the “Executive”) and Arrowhead Research Corporation, a Delaware corporation (the “Company”) with respect to the terms of Executive’s employment by the Company.

WHEREAS, the Company and Executive have previously entered into a severance agreement, dated as of May 24, 2007 (the “Severance”), outlining the terms of Executive’s severance from the Company;

WHEREAS, the Executive desires to reduce the scope of his personal liability and professional responsibilities and the associated stress while continuing to contribute to the success of the Company,

WHEREAS, the Company and Executive desire to enter into a formal employment agreement and to terminate the Severance in its entirety.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on January 14, 2008 and ending as provided in Section 4 hereof (the “Effective Date”).

2. Position and Duties. During Executive’s employment, he shall serve as the Assistant to the President of the Company and shall have the duties, responsibilities, functions and authority of the Assistant to the President. During Executive’s employment, he shall report to the President and Chief Executive Officer (the “CEO”) and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Compensation and Benefits.

(a) Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company shall pay the Executive Two Hundred and Forty-Five Thousand Dollars ($245,000) per annum or such higher rate as the Compensation Committee may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices.

(b) Expense Reimbursement. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement, consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans and programs, such as vacation and sick leave, health, dental, life and disability insurance, and any retirement plans, such as the Company’s 401(k) plan, (collectively, the “Plans,” or individually, the “Plan”) generally available to the Company’s employees. Such participation shall be subject to the terms, eligibility and qualification requirements of the applicable Plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board and its Compensation Committee. Nothing contained in this Agreement shall be construed to: (i) create any obligation on the part of the Company to establish any such Plan or to maintain the effectiveness of any such Plan, which may be in effect from time to time, or (ii) prevent the Company from changing the Plans, including the terms thereof, it offers to its senior executives at any time.

(d) Option Exercise. As of the effective date of this Agreement, the Board has approved the extension of the stock option exercise period for the Executive’s vested options from 90 days after retirement to 1 year after retirement. As of the effective date of the Agreement, no additional Executive stock options will vest and the unvested options will be cancelled.

4. Term.

(a) At-Will Employment. Executive’s employment with the Company shall be “at-will” employment under the laws of California, which means employment may be terminated by either the Company or Executive at any time and for any reason or for no reason, with or without notice. Without limiting the effect of the foregoing, the Employment Period shall continue until the earlier of January 13, 2009 or:

(i) by Executive’s resignation (with or without Good Reason (as defined below));

(ii) by Executive’s death or his mental or physical disability or incapacity (each as determined by the Board in its good faith judgment); or

(iii) by the Company at any time (with or without Cause (as defined below)).

(b) Termination for Cause. If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, Executive shall be entitled to continue to receive (i) his Base Salary payable in regular installments as special severance payments from the date of termination and (ii) those benefits expressly required under applicable law (such as COBRA), paid by the Company, through the one (1) year anniversary of the date of this Employment Agreement. Notwithstanding anything herein to the contrary, no amounts shall be payable pursuant to this Section 4(b) unless and until Executive has executed and delivered to the Company a general release in favor of the Company in form and substance reasonably satisfactory to the Board and only so long as Executive has not breached the provisions of Sections 5, 6 and 7 hereof. Except as provided in this Section 4(b), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period.

(c) If the Employment Period is terminated by the Company for Cause, by Executive’s resignation without Good Reason, or due to Executive’s death or his mental or physical disability or incapacity (each as determined by the Board in its good faith judgment), Executive or his heirs shall only be entitled to receive his Base Salary through the one year anniversary of this Agreement (up to a total of $245,000 less payments made to date) and shall not be entitled to any other salary, compensation or benefits from the Company or its subsidiaries thereafter.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or its subsidiaries against any amounts it or its subsidiaries owes Executive hereunder.

(e) For purposes of this Agreement, “Cause” shall mean (i) the conviction (by trial or upon a plea of nolo contendere) of a felony or other crime involving moral turpitude or the commission of any other material act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or economic harm, (iii) the engaging of gross misconduct and the failure to cease such conduct and rectify any harm to the Company resulting therefrom within 30 days after written demand therefor by the Company identifying with reasonable particularity such conduct and harm, or (iv) any other material breach of this Agreement by Executive and the failure to cease such breach and rectify any harm to the Company resulting therefrom within 30 days after written demand therefor by the Company identifying with reasonable particularity such breach and harm.

(f) For purposes of this Agreement, “Good Reason” shall mean any material breach of this Agreement by the Company and the failure to cease such breach and rectify any harm to Executive resulting therefrom within 30 days after written demand therefor by Executive identifying with reasonable particularity such breach and harm.

5. Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other subsidiaries which he may then possess or have under his control.

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Non-Solicitation. During the Employment Period and for two (2) years thereafter, Executive shall not directly or indirectly through another, person or entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in anyway interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its subsidiaries).

8. Enforcement. If, at the time of enforcement of Sections 5, 6 and 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope under such circumstances shall be substituted for the stated period or scope. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the nonsolicitation period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10. Survival. Sections 5 through 19 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Joseph (Ted) Kingsley

c/o Chief Financial Officer

Arrowhead Research Corporation

201 South Lake Avenue

Suite 703

Pasadena CA 91101

Notices to Company:

Arrowhead Research Corporation

201 South Lake Avenue

Suite 703

Pasadena CA 91101

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Term Letter, but excluding any breaches thereof by either party prior to the date hereof.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

18. Amendment and Waiver. The provisions of this Agreement maybe amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the last day written below.

Dated: March 10, 2008	ARROWHEAD RESEARCH CORPORATION

/s/ Christopher Anzalone
Christopher Anzalone
President and Chief Executive Officer

Dated: March 10, 2008	EXECUTIVE

/s/ Joseph (Ted) Kingsley
Joseph (Ted) Kingsley